Exhibit 99.1

FOSSIL GROUP APPOINTS PAMELA EDWARDS AND WENDY SCHOPPERT TO
BOARD OF DIRECTORS

Richardson, TX – May 14, 2025 – Fossil Group, Inc. (“Fossil” or the “Company”) (NASDAQ: FOSL) today announced the appointment of Pamela Edwards and Wendy Schoppert to its Board of Directors, effective May 16, 2025. Ms. Edwards and Ms. Schoppert bring decades of leadership and board experience across retail, finance, technology, and strategic transformation. Ms. Edwards and Ms. Schoppert will serve as members of the Audit Committee. The appointments expand the size of the Board of Directors to ten members, including nine independent directors.
Kevin Mansell, Chairman of the Board, said, “We are pleased to welcome two seasoned executives to the Fossil Group Board, who bring deep functional expertise and industry insight across finance and operations. Their proven leadership and board experience will be instrumental as we continue to advance our turnaround plan and focus on building long-term value for shareholders.”
Pamela Edwards currently serves on the boards of The Azek Company (NYSE: AZEK), Olaplex (NASDAQ: OLPX), and Citi Trends (NASDAQ: CTRN), and has previously served on the boards of Hibbett, Inc. and Neiman Marcus Group. She brings extensive expertise in corporate finance, retail operations, and strategic transformation. Ms. Edwards most recently served as Chief Financial Officer and Executive Vice President of Citi Trends. Prior to that, she held numerous senior leadership roles at L Brands Inc., including CFO of both the Mast Global and Victoria’s Secret divisions. Earlier in her career, she held financial and strategic planning roles at Gap/Old Navy, Sears Roebuck, and Kraft Foods.
"I’m honored to join the board of Fossil Group, a company with a rich innovation and design legacy. I look forward to contributing to its continued growth and transformation and working alongside such a dynamic and talented board of directors and leaders,” said Pamela Edwards.
Wendy Schoppert is an experienced public and private company board director, currently serving as Chair of the Board of The ODP Corporation (Office Depot) and a member of the board at DaVita Inc. She previously served on the boards of The Hershey Company, Big Lots, Inc., and Bremer Financial Corporation. Ms. Schoppert’s executive career includes nine years at Sleep Number Corporation, where she served as EVP and Chief Financial Officer, Chief Information Officer, and Head of Digital and International. Prior to that, she held senior leadership roles at U.S. Bank’s Asset Management division and began her career in finance and operations at American Airlines, Northwest Airlines, and America West Airlines. She brings a broad strategic lens across finance, digital transformation, marketing, and governance.
Wendy Schoppert, said, “I’m excited to join the Board of Directors at Fossil Group at this pivotal moment as it draws on its heritage, iconic brands, and talented team to execute a clear turnaround plan. I look forward to supporting the leadership team as they refocus on the core business, strengthen the balance sheet, and drive long-term shareholder value.”

About Fossil Group, Inc.
Fossil Group, Inc. is a global design, marketing, distribution and innovation company specializing in lifestyle accessories. Under a diverse portfolio of owned and licensed brands, our offerings include watches, jewelry, handbags, small leather goods, belts, and sunglasses. We are committed to delivering the best in design and innovation across our owned brands, Fossil, Michele, Relic, Skagen, and Zodiac, and licensed brands, Armani Exchange, Diesel, DKNY, Emporio Armani, kate spade new york, Michael Kors, and Tory Burch.
For more information, visit www.fossilgroup.com.
Safe Harbor
Certain statements contained herein that are not historical facts, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. The actual results of the future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements. Among the factors that could cause actual results to differ materially are: risks related to the success of our Turnaround Plan; risks related to strengthening our balance sheet and liquidity; risks related to non-core asset sales; increased political uncertainty; the effect of worldwide economic conditions, including recessionary risks; the effect of a pandemic; significant changes in consumer spending patterns or preferences; interruptions or delays in the supply of key components or products; acts of war or acts of terrorism; loss of key facilities; data breach or information systems disruptions; changes in foreign currency valuations in relation to the U.S. dollar; lower levels of consumer spending resulting from a general economic downturn or generally reduced shopping activity caused by public safety or consumer confidence concerns; the performance of our products within the prevailing retail environment; customer acceptance of both new designs and newly-introduced product lines; changes in the mix of product sales; the effects of vigorous competition in the markets in which we operate; compliance with debt covenants and other contractual provisions and meeting debt service obligations; risks related to the success of our business strategy; the termination or non-renewal of material licenses; risks related to foreign operations and manufacturing; changes in the costs of materials and labor; government regulation and tariffs; our ability to secure and protect trademarks and other intellectual property rights; levels of traffic to and management of our retail stores; loss of key personnel or failure to attract and retain key employees and the outcome of current and possible future litigation, as well as the risks and uncertainties set forth in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”). These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. Readers of this release should consider these factors in evaluating, and are cautioned not to place undue reliance on, the forward-looking statements contained herein. The Company assumes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Global Corporate Communications
James Webb, Fossil Group
jwebb1@fossil.com

Investor Relations Contact
Christine Greany, The Blueshirt Group
christine@blueshirtgroup.com
(858) 722-7815